UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lineage Cell Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 26, 2025

This supplement (this “Supplement”) to the proxy statement of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us” and “our”), filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2025 (the “proxy Statement”), is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at our 2025 annual meeting of shareholders (the “Meeting”) to be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on June 26, 2025 at 8:00 a.m. Pacific Time, including any adjournment or postponement thereof. This Supplement, dated June 11, 2025, is being filed with the SEC and is being made available to shareholders on or about June 11, 2025.

Other than as set forth below, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read together with the Proxy Statement, each of which contains information that is important to your decisions in voting at the Annual Meeting.

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As disclosed in the Proxy Statement, the Audit Committee of our Board (the “Audit Committee”) selected Moss Adams LLP (“Moss Adams”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

On June 3, 2025, we were notified that Moss Adams merged with Baker Tilly US, LLP (“Baker Tilly”), effective on June 3, 2025, and that the combined audit practices operate as Baker Tilly. In connection with the notification of the merger, Moss Adams resigned as our independent registered public accounting firm and the Audit Committee approved the appointment of Baker Tilly, as the successor to Moss Adams, as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

As reported in the Current Report on Form 8-K we filed with the SEC on June 9, 2025 (the “Auditor Change 8-K”), the audit report of Moss Adams on our consolidated financial statements for the year ended December 31, 2024, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2024, and from December 31, 2024 through June 3, 2025, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between us and Moss Adams on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moss Adams, would have caused Moss Adams to make reference to the subject matter of such disagreements in connection with its report, or (ii) “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K, that would require disclosure under Item 304(a)(1)(v) of Regulation S-K.

During our two most recent fiscal years and from December 31, 2024 through June 3, 2025, neither we, nor any person acting on our behalf, consulted Baker Tilly regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on our financial statements, and Baker Tilly did not provide any written report or oral advice to us that Baker Tilly concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

We furnished Moss Adams with a copy of the disclosure in Item 4.01 of the Auditor Change 8-K and requested that Moss Adams furnish us with a letter addressed to the SEC stating whether Moss Adams agrees with the statements made by us in such Item 4.01, and if not, stating the respects in which it does not agree. Moss Adams furnished such a letter, a copy of which is filed as Exhibit 16.1 to the Auditor Change 8-K.

As a result of the foregoing, with respect to Proposal 2 described in the Proxy Statement (the “Auditor Ratification Proposal”), our Board is requesting that our shareholders ratify the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and our Board unanimously recommends you vote “FOR” the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

All references to the ratification of the appointment of Moss Adams as our independent registered public accounting firm in the Proxy Statement are hereby updated to refer to the ratification of the appointment of Baker Tilly as our independent registered public accounting firm.

We expect that a representative of Baker Tilly will be present at the Meeting, in person or by phone, and will have an opportunity to make a statement if he or she so desires and may respond to appropriate questions from shareholders.

Important Voting Information

Proxy cards and voting instructions previously returned by stockholders and votes previously cast by shareholders will remain valid and will be used at the Meeting unless changed or revoked. We will consider votes “FOR” or “AGAINST” the Auditor Ratification Proposal as votes “FOR” or “AGAINST,” respectively, the ratification of the appointment of Baker Tilly, as the successor accounting firm following the merger with Moss Adams, as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Similarly, we will consider abstentions on the Auditor Ratification Proposal as abstentions on the vote to ratify the appointment of Baker Tilly as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

If you have already voted, submitted voting instructions or returned your proxy card, you do not need take any action unless you would like to change or revoke your prior vote, voting instructions or proxy card. Information regarding how to vote your shares and how to change or revoke your prior vote, voting instructions or proxy card is in the Proxy Statement.